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                   LYDALL COMPLETES SALE OF CHROME-PLATING AND
                     INJECTION-MOLDING OPERATIONS IN GERMANY

MANCHESTER, CT - October 2, 2000 - Lydall, Inc. (NYSE: LDL) today announced the sale, on September 30, 2000, of its Gerhardi chrome-plating and injection-molding operations located in Ludenscheid and Ibbenburen, Germany to a management buyout group. The actual loss on sale and associated costs will be determined after the September results of the subject operations have been finalized. However, we expect such loss will reduce earnings in the third quarter 2000 by an estimated $1.15 to $1.22 per diluted common share. The Ludenscheid and Ibbenburen operations contributed approximately 16 percent of the Company's total sales in 1999, or $50 million, as reported in Lydall's Form 10-K, but have been unprofitable since acquisition by Lydall.

Lydall retained ownership of the Gerhardi automotive heat-shield operation located in Meinerzhagen, Germany and will continue to operate it as part of its Thermal/Acoustical Group. This operation, which reported sales of approximately $25 million in 1999, has been profitable since its acquisition and is projected to be accretive to Lydall's future earnings.

Christopher R. Skomorowski, president and chief executive officer of Lydall, Inc., stated, "When we acquired Gerhardi in December 1998, the company consisted of commingled automotive heat-shield, injection-molding and chrome-plating businesses. The chrome-plating and injection-molding businesses that we have now sold did not fit Lydall's long-term strategic focus on thermal/acoustical markets. Conversely, the Meinerzhagen operation clearly fits our business model and has become an important part of Lydall. Its strong performance to date, however, has been more than offset by losses generated by the Ludenscheid and Ibbenburen operations. Consequently, the combination of Meinerzhagen's earnings and the elimination of losses from the Ibbenburen and Ludenscheid operations is expected to have a significantly positive impact on Lydall's future results."

Mr. Skomorowski commented further, "The acquisition of Gerhardi gave Lydall a presence in Europe that is essential to our growing participation in the trend toward "global" automotive platforms and has resulted in significant new business that would otherwise have been unavailable to us."

Lydall will file a current report on Form 8-K relative to the sale of the two German operations on or before October 16, 2000. The report will contain pro forma income statements for 1999 and the six months ended June 30, 2000 and a pro forma balance sheet at June 30, 2000.


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Lydall subsidiaries manufacture specialty engineered products for demanding applications primarily serving filtration/separation and thermal/acoustical markets.

Stockholders are referred to Lydall's 1999 Annual Report and Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information," which outlines certain risks regarding the Company's forward-looking statements. Such risks include: a major downturn of the automotive market sales which accounted for approximately 44 percent of Lydall's total second-quarter 2000 sales and significant, unforeseen changes in raw material pricing, specifically, virgin fiber used in producing the Company's materials handling slipsheets and aluminum used in most of the Company's heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall's projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q and 8-K are available on Lydall's web site (www.lydall.com). Information may also be obtained from Lydall's toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Carole F. Butenas, Vice President - Investor Relations, at One Colonial Road, Manchester, CT 06040; Tel. 860 646-1233, e-mail: investor@lydall.com.

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                                     PR #584


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